Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

12% REDEEMABLE PREFERRED STOCK

OF

MCDERMOTT INTERNATIONAL, INC.

MCDERMOTT INTERNATIONAL, INC., a corporation incorporated and existing under the laws of the Republic of Panama (the “Corporation”), in accordance with the provisions of Section III, Article 20 of Law 32 of February 26, 1927 on Corporations of the Republic of Panama, DOES HEREBY CERTIFY:

That pursuant to the authority contained in Article Three of the Amended and Restated Articles of Incorporation, as amended, of the Corporation, a duly authorized committee of the Board of Directors of the Corporation duly approved and adopted on October 30, 2018 the following resolution creating and providing for the establishment and issuance of a series of shares of Redeemable Preferred Stock (as hereinafter described), providing for the designations, preferences, limitations and relative rights, voting, redemption and other rights thereof and the qualifications, limitations or restrictions thereof, in addition to those set forth in the Amended and Restated Articles of Incorporation, all in accordance with the provisions of the Corporation Law of Panama, Law 32 of February 26, 1927, which resolution remains in full force and effect on the date hereof:

RESOLVED, that, pursuant to the authority vested in the Board of Directors of McDermott International, Inc., a Panamanian corporation (the “Corporation”), in accordance with the provisions of the Amended and Restated Articles of Incorporation, as amended, of the Corporation, a series of Preferred Stock, par value of ONE DOLLAR ($1.00 U.S. Cy.) per share, of the Corporation be, and hereby is, created, and that the designation and number of shares thereof and the designations, preferences, and relative rights, and the qualifications, limitations or restrictions thereof, are as follows:

SECTION 1. Designation and Amount; Ranking.

(a) There shall be created from the 25,000,000 shares of preferred stock, par value of ONE DOLLAR ($1.00 U.S.) per share, of the Corporation authorized to be issued pursuant to the Articles of Incorporation, a series of preferred stock, designated as the “12% Redeemable Preferred Stock,” par value of ONE DOLLAR ($1.00 U.S.) per share (the “Redeemable Preferred Stock”), and the authorized number of shares of Redeemable Preferred Stock shall be 300,000 shares. To the extent not prohibited by the Articles of Incorporation, the provisions hereof or other provisions of applicable law, such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Redeemable Preferred Stock to less than the number of shares of Redeemable Preferred Stock then outstanding. Shares of the Redeemable Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled, and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series and subject to later issuance.

(b) The Redeemable Preferred Stock, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Corporation, ranks: (i) senior in all respects to all Junior Stock; (ii) on a parity in all respects with all Parity Stock; and (iii) junior in all respects to all Senior Stock, in each case as provided more fully herein.

SECTION 2. Definitions.

As used herein, the following terms shall have the following meanings:

“12% Redeemable Preferred Director” has the meaning set forth in Section 3(e)(i).

“Accreted Value” shall mean, with respect to each share of Redeemable Preferred Stock, the Share Purchase Price as the same may be increased pursuant to Section 3.

“Accrued Dividends” shall mean, with respect to any share of Redeemable Preferred Stock, as of any date, the accrued and unpaid dividends on such share, whether or not declared, accruing from, and including, the last day of the most recently preceding Dividend Period (or the Issue Date, if there has been no prior Dividend Period) to, but not including, such date, and including, for the sake of clarity, any then accrued and unpaid dividends on such share from a prior Dividend Period.

“Affiliate” has the meaning assigned to such term, on the date hereof, in Rule 405 under the Securities Act.

“Affiliate Transaction” has the meaning set forth in Section 4(b)(xi).

“Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Corporation, as complemented by this Certificate of Designation, as further amended or restated in accordance with applicable Law and this Certificate of Designation.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and 13d-5 under the Exchange Act.

“Board of Directors” means the Board of Directors of the Corporation or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

“Board Observer” has the meaning set forth in Section 4(j).

“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of New York or State of Texas are authorized or required by law or other governmental action to close.

“By-Laws” means the Amended and Restated By-Laws of the Corporation, as amended from time to time.

“Cash Dividends” has the meaning set forth in Section 3(a).

“Cash Election” has the meaning set forth in Section 8(c)(i).

“Change of Control” means the occurrence of any of the following:

(a) the consummation of an acquisition the result of which is that a “person” or “group” (each within the meaning of Section 13(d) of the Exchange Act) has become the direct or indirect Beneficial Owner of, or directly or indirectly controls, more than 50% of the voting power of the total outstanding Voting Stock of the Corporation on a fully diluted basis; or

(b) the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of the properties and assets of the Corporation and its Subsidiaries (i) substantially as an entirety or (ii) in a manner that gives rise to the obligation of the issuers under the Indenture to make an offer to purchase the notes issued thereunder pursuant to Section 4.14 of the Indenture.

(c) the consummation of any other transaction or series of transactions (whether by recapitalization, merger or otherwise) in which the Company (or a wholly owned subsidiary (immediately prior to such transaction) of the Company) is not the survivor or successor entity;

(d) the consummation of a merger, consolidation or other business combination transaction which results in the Common Stock (or other securities into which shares of Common Stock have been converted or exchanged) not being listed on one of The New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market (or any of their respective successors) or any other major national securities exchange or automated quotation system; or

(e) the adoption by the stockholders of the Company of a plan relating to the liquidation or dissolution of the Company.

provided, however, that (x) none of the transactions described in clause (a), (c), or (d) above shall constitute a “Change of Control” if the holders of Common Stock immediately prior to such transaction continue to own, directly or indirectly, more than 50% of the voting power of the outstanding common equity interests of the surviving corporation or transferee, as the case may be, or the parent entity thereof, immediately after the completion of such transaction and (y) none of the transactions described in clause (a), (b) or (c) above shall constitute a “Change of Control” if such transaction is effected solely to change the Corporation’s jurisdiction of formation or to form a holding company for the Corporation and, in either case, results in a share exchange or reclassification or similar exchange of the outstanding Common Stock solely into common stock of the surviving entity or new holding company.

“Change of Control Redemption Date” has the meaning set forth in Section 8(d).

“Change of Control Notice” has the meaning set forth in Section 8(b).

“close of business” means 5:00 p.m. (Houston, Texas time).

“Common Stock” means the common stock, par value of ONE DOLLAR ($1.00 U.S.), of the Corporation or any other capital stock of the Corporation into which such Common Stock shall be reclassified or changed.

“Corporation” means McDermott International, Inc., a Panamanian corporation.

“Corporation Indebtedness Documents” means any agreement, document or instrument governing or evidencing any indebtedness of the Corporation or any of its Subsidiaries that is in excess of $10,000,000 (U.S.) (including, without limitation, as of the Issue Date, the Current Credit Agreement, the LC Agreement and the Indenture).

“Corporation Law of Panama” means the Corporation Law of Panama, Law 32 of February 26, 1927, as amended.

“Corporation Redemption Date” has the meaning set forth in Section 6(b).

“Corporation Redemption Notice” has the meaning set forth in Section 6(b).

“Corporation Securities Election” has the meaning set forth in Section 8(c)(iii).

“Current Credit Agreement” means that certain Credit Agreement, dated as of May 10, 2018, among the Corporation, as Borrower, Barclays Bank PLC, as Administrative Agent for the term facility, Credit Agricole Corporate and Investment Bank, as Administrative Agent for the other facilities, and the other lender parties thereto, as heretofore amended and as the same may be amended, supplemented, modified, extended or replaced from time to time hereafter (unless otherwise specified herein).

“Director Rights Triggering Event” has the meaning set forth in Section 3(e)(i).

“Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year, commencing on December 31, 2018.

“Dividend Period” has the meaning set forth in Section 3(a).

“Dividend Rate” shall mean the rate per Dividend Period of 3.00% (12.0% per annum) per share of Redeemable Preferred Stock.

“Dividend Record Date” means, with respect to any Dividend Payment Date, the March 15, June 15, September 15 or December 15, as the case may be, immediately preceding such Dividend Payment Date.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Governmental Authority” means the government of the United States of America or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Holder” means, unless the context otherwise indicates or requires, a holder of record of a share of Redeemable Preferred Stock, as reflected in the transfer books of the Corporation.

“Holder Change of Control Election” has the meaning set forth in Section 8(c).

“Holder Redemption Right” has the meaning set forth in Section 7(a).

“Holder Redemption Date” has the meaning set forth in Section 7(b).

“Holder Redemption Notice” has the meaning set forth in Section 7(b).

“HSR Act” has the meaning set forth in Section 3(e)(iv).

“Indenture” means that certain Indenture, dated as of April 18, 2018, by and among the Subsidiaries of the Corporation named as issuers therein, Wells Fargo Bank, National Association, as Trustee, the Corporation and the other guarantors party thereto, as heretofore amended or supplemented and as the same may be amended or supplemented from time to time hereafter (unless otherwise specified herein).

“Initial Period” has the meaning set forth in Section 3(b).

“Issue Date” means the original date of issuance of the Redeemable Preferred Stock.

“Junior Stock” means Common Stock and each other class or series of capital stock of the Corporation established after the Issue Date, by the Board of Directors, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Redeemable Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.

“Law” means any statute, law, ordinance, regulation, rule, order, code, governmental restriction, decree, injunction or other requirement of law, or any judicial or administrative interpretation thereof, of any Governmental Authority.

“LC Agreement” means that certain Letter of Credit Agreement, dated as of October 30, 2018, by and among McDermott International, Inc., as a guarantor, McDermott Technology (Americas), Inc., McDermott Technology (US), Inc. and McDermott Technology, B.V., as co-applicants, a syndicate of participants and letter of credit issuers, and Barclays Bank PLC, as administrative agent.

“Leverage Ratio” has the meaning assigned to such term in the Current Credit Agreement, as in effect on the Issue Date without any changes, modifications or supplements to the Current Credit Agreement or to any other defined terms in the Current Credit Agreement that are used in the definition of “Leverage Ratio.”

“Liquidation Preference” means, with respect to each share of Redeemable Preferred Stock, an amount equal to the then applicable Minimum Return.

“Minimum Return” means, with respect to each share of Redeemable Preferred Stock, (i) prior to January 1, 2020, an amount sufficient to cause the MOIC of such share of Redeemable Preferred Stock to be 1.2, (ii) on or after January 1, 2020 but prior to January 1, 2022, an amount sufficient to cause the MOIC of each such share of Redeemable Preferred Stock to be 1.25, (iii) on or after January 1, 2022 but prior to January 1, 2023, an amount sufficient to cause the MOIC of each such share of Redeemable Preferred Stock to be 1.20, (iv) on or after January 1, 2023 but prior to January 1, 2025, an amount sufficient to cause the MOIC of each such share of Redeemable Preferred Stock to be 1.15 and (v) on or after January 1, 2025, an amount sufficient to cause the MOIC of each such share of Redeemable Preferred Stock to be 1.20.

“MOIC” means, as of any measurement date in respect of each share of Redeemable Preferred Stock, the quotient of (a) all cash redemption payments and other cash payments made by the Corporation in respect of such share of Redeemable Preferred Stock (but excluding all Cash Dividends paid in respect of the Redeemable Preferred Stock) divided by (b) the Accreted Value of such share of Redeemable Preferred Stock.

“NYSE” means the New York Stock Exchange.

“Ownership Notice” means the notice of ownership of capital stock of the Corporation containing the information required to be set forth or stated on certificates pursuant to the Corporation Law of Panama and, in the case of an issuance of capital stock by the Corporation, in substantially the form attached hereto as Exhibit A.

“Parity Stock” means any class or series of the Corporation’s capital stock established after the Issue Date, the terms of which expressly provide that such class or series will rank on a parity with the Redeemable Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.

“Paying Agent” means the Transfer Agent, acting in its capacity as paying agent for the Redeemable Preferred Stock, and its successors and assigns, or any other Person appointed to serve as paying agent by the Corporation (which such other Person must be a bank or trust company with an office in the Borough of Manhattan, the City of New York, having a capital and surplus of at least $50,000,000 (U.S.).

“Payment Default” has the meaning set forth in Section 3(b).

“Payment Default Rate” means an additional 0.25% per Dividend Period (1.0% per annum) upon each occurrence of a Payment Default (which shall be additive each time a Payment Default occurs until each such Payment Default is cured), cumulative to the Dividend Rate as in effect for the applicable period, computed on the basis of a 360-day year comprised of 30-day months; provided, however, that, subject to Section 5(e), the Payment Default Rate shall not exceed 1.0% per Dividend Period (4.0% per annum) in the aggregate.

“Permitted Cash Amount” is defined in Section 8(c)(i).

“Permitted Distributions” means (i) a dividend payable in shares of Parity Stock (if the issuance of such Parity Stock has been approved in accordance with the provisions of Section 4(b)(ii), as applicable) or Junior Stock and cash in lieu of fractional shares with respect to the foregoing, (ii) the repurchase, redemption or other acquisition of shares of Common Stock or other Junior Stock in exchange for shares of Common Stock or other Junior Stock and the payment of cash in lieu of fractional shares of Common Stock or other Junior Stock; (iii) purchases or acquisition of fractional interests in shares of Parity Stock (which issuance of Parity Stock must be approved in accordance with the provisions of Section 4(b)(ii), as applicable), Common Stock or other Junior Stock (x) pursuant to the exercise, conversion or exchange provisions of such shares or any securities exercisable for, exchangeable for or convertible into such shares or (y) in connection with any merger or other business combination; (iv) payments in connection with the satisfaction of employees’ tax withholding obligations pursuant to employee benefit plans or outstanding awards (and payment of any corresponding requisite amounts to the appropriate Governmental Authority); (v) redemptions, purchases or other acquisitions or retirement for value of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan or employment contract in the ordinary course of business, including, without limitation, (A) the forfeiture of unvested shares of restricted stock or share withholdings upon exercise, delivery or vesting of equity awards granted to officers, directors, consultants and employees and the payment of cash in lieu of fractional shares of Common Stock or other Junior Stock and (B) acquisitions in connection with the exercise or vesting of any equity compensation (including, without limitation, stock options, restricted stock and phantom stock) in order to satisfy any tax withholding obligation with respect to such exercise or vesting; (vi) any dividends or distributions of rights in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan that do not result in cash outflows of greater than $0.01 (U.S.) per right plus amounts paid for fractional rights; and (vii) the exchange or conversion of Junior Stock for or into other Junior Stock and the payment of cash in lieu of fractional shares of other Junior Stock.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.

“PIK Dividend Rate” shall mean the rate per Dividend Period of 3.25% (13.0% per annum) per share of Redeemable Preferred Stock.

“Purchase Agreement” means the Securities Purchase Agreement, dated October 30, 2018 by and between the Corporation and the Purchasers named therein.

“Purchaser” has the meaning set forth in the Purchase Agreement.

“Redeemable Preferred Stock” has the meaning set forth in Section 1(a).

“Redemption Consideration” has the meaning set forth in Section 6.

“SEC” means the U.S. Securities and Exchange Commission.

“Redemption Date” means the applicable redemption date set forth in Section 6.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Stock” means each class of the Corporation’s capital stock established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Redeemable Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.

“Share Purchase Price” means $1,000.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Substantially Equivalent Security” means a security in a surviving or successor entity to the Corporation that has substantially similar rights, preferences and privileges as the Redeemable Preferred Stock (it being understood that the differences in rights to the extent required by a security issued by a surviving or successor entity organized in a different jurisdiction shall not be grounds for such security not to be deemed a Substantially Equivalent Security).

“Substantially Equivalent Security Election” has the meaning set forth in Section 8(c)(ii).

“Transfer Agent” means Computershare Trust Corporation, N.A., acting as the Corporation’s duly appointed transfer agent, registrar, and dividend disbursing agent for the Redeemable Preferred Stock, and its successors and assigns, or any other person appointed to serve as transfer agent, registrar, conversion agent and dividend disbursing agent by the Corporation.

“Voting Stock” with respect to any Person, means securities of any class of equity interests (including securities convertible into or exchangeable for such equity interests) of such Person entitling the holders thereof at such time (without regard to the occurrence of any contingency) to vote generally in the election of members of the Board of Directors of such Person.

SECTION 3. Dividends.

(a) Subject to Section 3(c), from and after the Issue Date, dividends shall, with respect to each outstanding share of Redeemable Preferred Stock, accrue on the Accreted Value at the Dividend Rate (or the Dividend Rate, plus the Payment Default Rate pursuant to Section 3(b)) for each Dividend Period (as defined below) to and including the next Dividend Payment Date. Such cash dividends on the Redeemable Preferred Stock (“Cash Dividends”) shall be payable only when, as and if declared by the Board of Directors, and when so declared and paid, Cash Dividends shall be paid in cash out of funds legally available therefor and shall be payable on the next Dividend Payment Date following such declaration by the Board of Directors to the holders of Redeemable Preferred Stock as they appear on the Corporation’s stock register at the close of business on the relevant Dividend Record Date. Dividends on the Redeemable Preferred Stock shall accumulate and become Accrued Dividends on a day-to-day basis from the last day of the most recent Dividend Period, or if there has been no prior Dividend Period, from the Issue Date, until Cash Dividends are paid pursuant to this Section 3(a) in respect of such Accrued Dividends or pursuant to Sections 3(b) and 3(c). If a Dividend Payment Date is not a Business Day, then any Cash Dividend in respect of such Dividend Payment Date shall be due and payable on the first Business Day following such Dividend Payment Date and no additional dividends or Accreted Value on such payment will accrue or accumulate, as the case may be, in respect of such delay. The period from the Issue Date to and including the first Dividend Payment Date and each period from but excluding a Dividend Payment Date to and including the following Dividend Payment Date is herein referred to as a “Dividend Period.” Notwithstanding the foregoing, and without limiting the Holders’ rights herein (including, but not limited to, those set forth in this Section 3 and Section 7), the Corporation shall not be required to pay Cash Dividends on the Redeemable Preferred Stock to the extent prohibited by any Corporation Indebtedness Document or applicable Law, but in such case, such unpaid amounts will be cumulative and will compound as provided in Section 3(b) below.

(b) Notwithstanding anything to the contrary in Section 3(a), if all or a portion of a Cash Dividend is not declared and paid in accordance with Section 3(a) on a Dividend Payment Date for any Dividend Period (or, if less than all of such dividend is to be declared and paid in cash, the portion thereof for which a Cash Dividend is due) ending on or prior to December 31, 2021 (the “Initial Period”), then with respect to such portion of any Cash Dividend that is not declared and paid, (i) such amount of dividends shall be deemed to have accrued and accumulated at the PIK Dividend Rate and the Accreted Value of each outstanding share of Redeemable Preferred Stock shall automatically increase on such Dividend Payment Date by such amount of dividends that so accrued and (ii) any increase in the Accreted Value pursuant to this Section 3(b) shall reduce and fully discharge, on a dollar-for-dollar basis, the amount of accrued and unpaid Cash Dividends to which such increase relates for all purposes, including paragraph (12) of Part A of Article 3 of the Articles of Incorporation. If the Corporation fails to pay in cash in full all or any part of any Cash Dividend when due and payable in accordance with Section 3(a) for any quarter following the Initial Period (such failure, a “Payment Default”), then from and after the first day of the immediately following Dividend Period and continuing until such failure is cured by payment in full in cash of all arrearages (for the avoidance of doubt, including arrearages attributable to the Payment Default Rate), (i) the Cash Dividends pursuant to Section 3(a) shall accrue at the Dividend Rate plus the Payment Default Rate and (ii) the amount of such accrued but unpaid cash dividends shall constitute arrearages that shall accrue and accumulate (and compound quarterly) at the Dividend Rate plus the Payment Default Rate until paid.

(c) Dividends payable under Section 3(a), and any increase in Accreted Value under Section 3(b) (or deemed increase in Accreted Value under Section 3(d)) for any period less than a full quarterly dividend or accretion period (based upon the number of days elapsed during the period), shall each be computed on the basis of a 360-day year consisting of twelve 30-day months.

(d) Under this Certificate of Designation, in calculating the Accreted Value of each share of Redeemable Preferred Stock for purposes of the Redemption Consideration, Liquidation Preference or otherwise, such Accreted Value shall be increased by the amount of Accrued Dividends during the then-current Dividend Period regardless of whether, at the time of redemption or other relevant event (including in respect of a Change of Control), a dividend payable on the next immediately succeeding Dividend Payment Date has been declared pursuant to Section 3(a). Subject to Section 3(c), Holders of shares of Redeemable Preferred Stock subject to redemption (including in respect of a Change of Control) shall not be entitled to receive any payment of dividends declared pursuant to Section 3(a) in respect of the Dividend Period in which such redemption occurs notwithstanding that a Dividend Record Date may have occurred for the payment of such dividends prior to such redemption.

(e) Failure to Pay Dividends.

(i) If the Corporation fails (a) following the Initial Period, to pay in cash the Cash Dividends in respect of any two consecutive subsequent Dividend Periods on or prior to the applicable Dividend Payment Dates or (b) at any time, to redeem the shares of Redeemable Preferred Stock (1) on any Holder Redemption Date or (2) after any Holder Change of Control Election that is a Cash Election, on the later of 15 Business Days after such election and the Change of Control Redemption Date (without regard to the tolling of the Change of Control Redemption Date pursuant to Section 8(d)) (any of (a) or (b), a “Director Rights Triggering Event”), then the Holders of the then-outstanding shares of Redeemable Preferred Stock, voting as a separate class, shall be entitled to elect by majority vote (with each outstanding share of Redeemable Preferred Stock entitling the Holder thereof to one vote) one director to the Board of Directors (a “12% Redeemable Preferred Director”) to serve until such time as all dividends in arrears or redemption payments, the nonpayment of which caused the Director Rights Triggering Event, have been paid in full in cash; provided that: (A) any such director must, in the reasonable judgment of the Board of Directors, have the requisite skill and experience to serve as a director of a public company in the engineering, procurement and construction industry, (B) the election of any such director shall not violate the bylaws of the Corporation as in effect on the effective date of this Certificate of Designation or the corporate governance requirements of the NYSE (or any other exchange or automated quotation system on which securities of the Corporation may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors and (C) any such director must not be an employee or director of any Industry Competitor (as defined in the Purchase Agreement); provided, further, that, if the Board of Directors validly rejects any such individual, the Holders may propose another individual for election to the Board of Directors until such an individual is accepted and elected to the Board of Directors in accordance with the provisions of this Section 3(e)(i). In the event the Holders become entitled to elect directors to the Board of Directors pursuant to the provisions of paragraph (12) of Part A of Article 3 of the Articles of Incorporation, the 12% Redeemable Preferred Director shall be counted as one of those directors.

(ii) Subject to the provisions of Section 3(e)(i), the 12% Redeemable Preferred Director elected pursuant to the provisions of Section 3(e)(i) shall serve until the next annual meeting of the Corporation or until his or her successor is duly elected and qualified (provided that the Holders may reelect such 12% Redeemable Preferred Director, by majority vote, voting as a separate class, at such annual meeting (and at any subsequent annual meeting) so long as the Holders continue to have the right to appoint such director in accordance with the provisions of Section 3(e)(i)) or his or her earlier death, resignation, retirement, disqualification or removal; any vacancy or newly created directorship in the position of the 12% Redeemable Preferred Director may be filled only by the Holders of a majority of the then-outstanding shares of Redeemable Preferred Stock; provided that, in the event that the Holders shall fail to fill any such vacancy, such seat on the Board of Directors shall remain vacant until such time as the Holders elect an individual to fill such seat in accordance with this Section 3(e)(ii) and during any period where such seat remains vacant, the Board of Directors nonetheless shall be deemed duly constituted. Subject to the provisions of Section 3(e)(iii), the 12% Redeemable Preferred Director may, during his or her term of office, be removed at any time, with or without cause, by (but only by) the Holders of a majority of the then-outstanding shares of Redeemable Preferred Stock.

(iii) Notwithstanding the foregoing, the Holders’ right to appoint a 12% Redeemable Preferred Director pursuant to the provisions of Section 3(e)(i) shall be at all times subject to the application and limitations of the rules and regulations of the NYSE or the national securities exchange on which the Common Stock is then-traded.

(iv) If the Corporation or any Holder determines, after consultation with the other, that a filing is required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), solely in connection with any rights the Redeemable Preferred Stock may have under this Certificate of Designation to elect a 12% Redeemable Preferred Director, then the Corporation, on the one hand, and such Holder, on the other hand, shall (A) as promptly as practicable make, or cause to be made, all filings and submissions required under the HSR Act with respect to the 12% Redeemable Preferred Director and (B) use their commercially reasonable efforts to obtain, or cause to be obtained, consent in respect of such filings and submissions (or the termination or expiration of the applicable waiting period, as applicable) as soon as possible thereafter.

(f) Holders of shares of Redeemable Preferred Stock shall not be entitled to any dividend other than as set forth in this Section 3 or as otherwise provided for in the Certificate of Designation.

(g) Subject to the provisions of this Section 3 and Section 4 below, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors may be declared and paid on any of the Corporation’s securities, including Common Stock, from time to time out of funds legally available for such payment, and the Holders shall not be entitled to participate in any such dividends.

SECTION 4. Special Rights.

(a) Holders shall not have any voting or consent rights (including, without limitation, for the election of directors) except as set forth in Section 3(e) or this Section 4 or as otherwise from time to time may be specifically required by the Corporation Law of Panama or the Articles of Incorporation.

(b) So long as there are any shares of Redeemable Preferred Stock outstanding, in addition to any other vote or consent of stockholders required by the Corporation Law of Panama or the Articles of Incorporation, the written consent of the Holders of a majority of the then-outstanding shares of Redeemable Preferred Stock shall be necessary for the Corporation, or its wholly owned subsidiaries, to effectuate:

(i) other than as contemplated by this Certificate of Designation, any amendment, modification or alteration of, or supplement to, the Articles of Incorporation or this Certificate of Designation, whether by merger, consolidation or otherwise, that would adversely affect the rights, preferences, powers or privileges of the Redeemable Preferred Stock; provided, however, that, for the avoidance of doubt, any such amendment to increase or decrease the authorized Common Stock or adjust the par value thereof shall not require any consent hereunder;

(ii) any issuance, authorization or creation of, or any increase by the Corporation in the issued or authorized amount of, any specific class or series of Senior Stock or any Parity Stock or security convertible into or evidencing the right to purchase, or any security convertible into or exchangeable for, any shares of Senior Stock or Parity Stock; provided, that, for the avoidance of doubt, this provision shall not require any consent in connection with the issuance, authorization or creation of any preferred stock of the Corporation in connection with any stockholder rights plan that may be adopted by the Corporation after the Issue Date;

(iii) any issuance, authorization or creation of any additional shares of preferred stock of the Corporation that would have any voting rights in common with the Redeemable Preferred Stock; provided, that, for the avoidance of doubt, this provision shall not require any consent in connection with the issuance, authorization or creation of any preferred stock of the Corporation in connection with any stockholder rights plan that may be adopted by the Corporation after the Issue Date;

(iv) except as may be required by applicable Law, the filing of any voluntary petition in, or consent to the filing of any petition in, or the institution of, any bankruptcy, reorganization, or liquidation proceeding involving the Corporation or any material “restricted subsidiary” (as defined in the Current Credit Agreement) of the Corporation as a debtor under any federal or state bankruptcy Law or any other applicable law;

(v) other than any Permitted Distribution, the payment of dividends on, or repurchases or redemptions of, any issued and outstanding Common Stock or other Junior Stock or any non-pro rata dividend on or redemption or repurchase of Parity Stock;

(vi) the incurrence, creation, assumption or guarantee of any Indebtedness (as defined in the Current Credit Agreement, as in effect on the Issue Date without any amendments, modifications or supplements thereto) that would cause the Leverage Ratio as of the date on which such Indebtedness is incurred, created, assumed or guaranteed to exceed (A) on or prior to September 30, 2019, 4.72 to 1.00, (B) on or after October 1, 2019 but prior to January 1, 2020, 4.44 to 1.00, (C) on or after January 1, 2020 but prior to January 1, 2021, 4.17 to 1.00, (D) on or after January 1, 2021 but prior to January 1, 2022, 3.89 to 1.00, (D) on or after January 1, 2022, 3.61 to 1.00, in each case after giving pro forma effect to such incurrence, creation, assumption or guarantee and the application of the proceeds thereof;

(vii) (A) the entry into any agreement that by its terms expressly prohibits the payment of dividends or redemption payments on the Redeemable Preferred Stock; (B) the amendment of any Corporation Indebtedness Document to include restrictions on the payment of dividends or redemption payments on the Redeemable Preferred Stock that are more restrictive than those in the Corporation Indebtedness Documents as in effect on the Issue Date without any amendment, modification or supplement thereto; or (C) the entry into any new indebtedness agreement (including any modification, supplement or refinancing of the Corporation Indebtedness Documents in effect on the Issue Date) that includes restrictions on the payment of dividends or redemption payments on the Redeemable Preferred Stock that (1) are more restrictive than those in the Corporation Indebtedness Documents in existence on the Issuance Date without any amendment, modification or supplement thereto or (2) that characterizes the Redeemable Preferred Stock as “disqualified stock,” “disqualified equity interests” or indebtedness or other similar designation; provided, however, that, for the avoidance of doubt, any amendment, modification or supplement to the Corporation Indebtedness Documents that does not amend or modify the term “disqualified stock,” “disqualified equity interests” or indebtedness or other similar designation shall not require any consent under this clause (C)(2);

(viii) the entry into a Change of Control transaction or any transaction that would cause a “Change of Control” or “Fundamental Change” under the Corporation Indebtedness Documents if the Corporation Indebtedness Documents would prohibit or otherwise prevent the redemption of the shares of Redeemable Preferred Stock for cash in an amount equal to the Liquidation Preference of all outstanding shares of Redeemable Preferred Stock plus all Accrued Dividends thereon at the time of such transaction unless such transaction provides that, prior to or concurrently with the consummation of such transaction, the Corporation shall redeem all shares of Redeemable Preferred Stock that are the subject of a Cash Election in cash at the Liquidation Preference plus all Accrued Dividends on the outstanding shares of Redeemable Preferred Stock or shall otherwise pay an amount in cash in respect of such shares equal to the aggregate Liquidation Preference plus all Accrued Dividends on the outstanding shares of Redeemable Preferred Stock applicable thereto in connection with such transaction;

(ix) the making of any “Restricted Payments” pursuant to Section 8.5(s) (or any successor provision thereto) of the Current Credit Agreement or any payments of “Junior Priority Indebtedness” pursuant to Section 8.20(c) (or any successor provisions thereto) of the Current Credit Agreement in an aggregate amount greater than $50,000,000 plus 50% of the aggregate amount that could be incurred under Section 8.5(s)(ii) of the Current Credit Agreement (or any successor provision) (other than cash dividend payments or redemption payments on the Redeemable Preferred Stock);

(x) (i) the issuance of any equity securities of any of the Company’s wholly owned subsidiaries, other than to the Company or another of the Company’s wholly owned subsidiaries, (ii) the formation or creation of a subsidiary of the Company that is not wholly owned (directly or indirectly) by the Company; or (iii) the contribution of any assets to any person that is not wholly owned by the Company, in the cases of clauses (ii) and (iii), that is not permitted under the Corporation Indebtedness Documents;

(xi) the authorization, entry into, amendment to, modification of, extension of, enforcement of or termination of any transaction, contract or arrangement between the Corporation or one of its subsidiaries, on the one hand, and any controlling Affiliate of the Corporation, on the other hand, involving an amount in excess of $5,000,000 (each, an “Affiliate Transaction”) or waiver of any rights of the Corporation in connection with any such Affiliate Transaction, except for any such Affiliate Transactions that are on terms no less favorable to the Corporation (or its subsidiaries, as applicable) than those that would reasonably be expected to be obtained in a comparable arm’s-length transaction with an independent third party, unless such Affiliate Transaction is approved by the Board of Directors, or a committee of the Board of Directors consisting entirely of directors who are independent within the meaning of Rule 10A-3(b)(1)(ii) under the Exchange Act.

(c) Notwithstanding anything to the contrary herein, without the consent of any Holder, the Corporation may amend, alter, supplement or repeal any terms of the Redeemable Preferred Stock by amending or supplementing the Articles of Incorporation, this Certificate of Designation or any stock certificate representing shares of the Redeemable Preferred Stock to:

(i) cure any ambiguity, omission, inconsistency or mistake in any such instrument that does not adversely affect the rights, preferences, privileges or voting powers of the Redeemable Preferred Stock or any Holder, as applicable;

(ii) make any provision with respect to matters or questions relating to the Redeemable Preferred Stock that is not inconsistent with the provisions of this Certificate of Designation and that does not adversely affect the rights, preferences, privileges or voting powers of the Redeemable Preferred Stock or any Holder; or

(iii) make any other change that does not adversely affect the rights, preferences, privileges or voting powers of the Redeemable Preferred Stock or any Holder (other than any Holder that consents to such change).

(d) In exercising the voting rights set forth in Section 3(e) or this Section 4, each share of Redeemable Preferred Stock shall entitle the Holder thereof to one vote.

(e) The rules and procedures for calling and conducting any meeting of the Holders (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other procedural aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors, in its sole discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Articles of Incorporation, the By-Laws and applicable Law.

(f) To the extent that the Holders shall have the right to vote as a class (alone or together with any other series of stock of the Corporation) pursuant to the requirements of applicable Law or the Articles of Incorporation on any matter not set forth herein as otherwise requiring the vote of such Holders, the approval of such matter shall require only the vote of the Holders of a majority of the then-outstanding shares of Redeemable Preferred Stock entitled to vote thereon (unless a higher percentage is required by applicable Law or the Articles of Incorporation) or the written consent of the Holders of a majority of the then-outstanding shares of Redeemable Preferred Stock entitled so to vote (unless a higher percentage is required by applicable Law or the Articles of Incorporation). At any meeting at which the Holders of shares of the Redeemable Preferred Stock shall have the right to elect a 12% Redeemable Preferred Director, the presence in person or by proxy of the holders of shares representing more than fifty percent (50%) in voting power of the then-outstanding shares of Redeemable Preferred Stock shall be required and shall be sufficient to constitute a quorum for the election of a 12% Redeemable Preferred Stock Director by such Holders.

(g) The rights of the Holders to take any action as provided in this Certificate of Designation or otherwise (including, without limitation, the waiver of any rights of such Holders) may be exercised at any annual meeting of stockholders or at a special meeting of stockholders held for such purpose or at any adjournment or postponement thereof, or without a meeting, without prior notice and without a vote, if a consent or counterpart consents in writing, setting forth the action so taken, shall be signed by the Holder or Holders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the Holders of all shares of Redeemable Preferred Stock entitled to vote on the action were present and voted.

(h) For the taking of any action as provided in this Section 4 by the Holders or for any action as to which the Holders are entitled to vote, each Holder shall have one vote for each share of Redeemable Preferred Stock standing in its name on the transfer books of the Corporation as of any record date fixed for such purpose or, if no such date be fixed, at the close of business on the Business Day next preceding the day on which notice is given, or if notice is waived, at the close of business on the Business Day next preceding the day on which the meeting is held.

(i) So long as the right to vote pursuant to this Section 4 continues (and unless such right has been exercised by written consent of the Holders of the minimum number of shares of Redeemable Preferred Stock required to take such action), upon the written request of Holders of shares of Redeemable Preferred Stock representing a majority of the then-outstanding shares of Redeemable Preferred Stock addressed to the Secretary of the Corporation at the principal office of the Corporation, the Secretary of the Corporation shall call a special meeting of the Holders of shares of Redeemable Preferred Stock entitled to vote as provided herein. Such meeting shall be held on a date selected by the Board of Directors within 60 days after delivery of such request to the Secretary, at the place and upon the notice provided by applicable Law and in the By-Laws, for the holding of meetings of stockholders.

(j) For as long as Purchaser, its Affiliates and its Permitted Transferees (as defined in the Purchase Agreement, but only to the extent the Purchaser has voting or dispositive power over the shares of Redeemable Preferred Stock held by such Permitted Transferees) is the Beneficial Owner of at least 51% of the outstanding shares of the Redeemable Preferred Stock, Purchaser shall be entitled to designate one natural person to attend all meetings of the Board of Directors (the “Board Observer”). The Board Observer shall be entitled to attend all meetings (including telephonic meetings), including all committee meetings, of the Board of Directors. The Corporation shall provide to the Board Observer any notices delivered to the members of the Board of Directors and a copy of all meeting materials concurrently with providing such notices and materials to the Board of Directors. The Board Observer shall be subject to customary confidentiality restrictions on board observers, shall not be a member of the Board of Directors and shall not have any voting rights with respect to any action brought before the Board of Directors or count towards any quorum with respect to such actions. Notwithstanding any rights to be granted or provided to the Board Observer hereunder, the Board of Directors may exclude the Board Observer from access to any materials or meeting or portion thereof if the Board of Directors determines, in good faith, that (i) access would reasonably be expected to prevent the members of the Board of Directors from engaging in attorney-client privileged communication or result in a bona fide conflict of interest with the Corporation involving any arrangement or transaction (or potential arrangement or transaction) between the Corporation or one or more of its any of its Subsidiaries, on the one hand, and Purchaser or any of its Affiliates, on the other hand, or (ii) such portion of a meeting is an executive session limited solely to independent director members of the Board of Directors, independent auditors and/or legal counsel, as the Board of Directors may designate for purposes of discussion, vote or otherwise, and the Board Observer (assuming the Board Observer was a member of the Board of Directors) would not meet the then-applicable standards for independence adopted by the New York Stock Exchange, or such other exchange on which the Common Stock is then traded; provided, however, that such exclusion shall be limited to the portion of the material and/or meeting that is the basis for such exclusion and shall not extend to any portion of the material and/or meeting that does not involve or pertain to such exclusion. Notwithstanding the foregoing, (i) the members of the Board of Directors may engage in discussions with one another outside of any meetings of the Board of Directors without the need to include the Board Observer in such discussions or otherwise inform the Board Observer of such discussions, (ii) the Board of Directors may take actions by unanimous written consent without giving prior notice to the Board Observer, so long as the Board Observer is provided substantially contemporaneous notice of such action by unanimous written consent and is otherwise provided as and when provided to the members of the Board of Directors all materials relating to such action by written consent and (iii) the Board Observer shall have no rights to attend meetings or receive materials during the term of office of any 12% Redeemable Preferred Director (unless they are the same person). For so long as Purchaser and its Permitted Transferees (as defined in the Purchase Agreement) is the Beneficial Owner of less than 51% but at least 25% of the outstanding shares of the Redeemable Preferred Stock and other than during the term of office of any 12% Redeemable Preferred Director, Purchaser shall be entitled to receive, upon request, the same materials that a Board Observer would have received (subject to customary confidentiality restrictions) but shall not be entitled to receive notice of or attend any meetings of the Board of Directors.

SECTION 5. Liquidation Rights.

(a) In the event of any liquidation, winding-up or dissolution of the Corporation, whether voluntary or involuntary, each Holder shall be entitled to receive, in respect of each share of Redeemable Preferred Stock held of record by such Holder, and to be paid out of the assets of the Corporation legally available for such purposes, an amount equal to the Liquidation Preference plus all Accrued Dividends on such shares of Redeemable Preferred Stock as of the date of such liquidation, winding-up or dissolution of the Corporation, in preference to the holders of, and before any payment or distribution is made on, any Junior Stock in respect of payment on liquidation, winding-up or dissolution.

(b) Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all of the assets of the Corporation substantially as an entirety (other than in connection with the liquidation, winding up or dissolution of its business), nor the merger, consolidation or other business combination of the Corporation into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 5.

(c) After the payment in full to the Holders of the amounts provided for in this Section 5, such Holders as such shall have no right or claim to any of the remaining assets of the Corporation in respect of their ownership of such Redeemable Preferred Stock.

(d) In the event the assets of the Corporation available for distribution to the Holders upon any liquidation, winding-up or dissolution of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to the provisions of Section 5(a), no such distribution shall be made on account of any shares of Parity Stock (which issuance of Parity Stock must be approved in accordance with the provisions of Section 4(b)(ii), as applicable) upon such liquidation, dissolution or winding-up unless proportionate distributable amounts shall be paid on account of the shares of Redeemable Preferred Stock, equally and ratably, in proportion to the full distributable amounts for which Holders of all Redeemable Preferred Stock and the holders of any Parity Stock are entitled upon such liquidation, winding-up or dissolution.

SECTION 6. Corporation Optional Redemption.

(a) At any time and from time to time, the Corporation shall have the right, subject to applicable Law, to redeem, out of funds legally available for such purposes, the Redeemable Preferred Stock for cash, in whole or in part, at a redemption price per share equal to the Liquidation Preference of each such share of Redeemable Preferred Stock plus all Accrued Dividends on such share of Redeemable Preferred Stock (such amount, as of the applicable Corporation Redemption Date or Holder Redemption Date, as applicable, the “Redemption Consideration”).

(b) The Corporation shall mail notice of its election to redeem the Redeemable Preferred Stock (such notice, the “Corporation Redemption Notice”) pursuant to the provisions of this Section 6 not less than 30 days and not more than 90 days before the applicable Corporation Redemption Date, to the Holders as their names appear (as of the close of business on the Business Day next preceding the day on which notice is given) on the books of the Corporation at the respective addresses of the Holders shown therein. Any notice of redemption by the Corporation provided to a Holder pursuant to the provisions of this Section 6 shall state: (i) the date on which such redemption shall occur (the “Corporation Redemption Date”), (ii) the number of shares of Redeemable Preferred Stock to be redeemed from such Holder, (iii) the applicable Redemption Consideration and (iv) whether or not such notice is conditioned and if so, the conditions to such redemption. Any notice of redemption may be subject to one or more conditions as determined by the Board of Directors, in its sole discretion, and as specified therein; provided that any Corporation Redemption Notice shall automatically expire on the Corporation Redemption Date if the conditions set forth therein are not satisfied as of such date.

(c) If the Corporation elects to redeem fewer than all of the outstanding shares of Redeemable Preferred Stock pursuant to the provisions of this Section 6, the number of shares of Redeemable Preferred Stock to be redeemed shall be determined by the Corporation in a manner consistent with the applicable provisions of the Articles of Incorporation. The shares of Redeemable Preferred Stock not redeemed shall remain outstanding.

(d) If the Corporation gives a Corporation Redemption Notice as to which all conditions have been satisfied, the Corporation shall deposit with the Paying Agent funds sufficient to redeem the shares of Redeemable Preferred Stock as to which such Corporation Redemption Notice shall have been given, no later than the opening of business on the Corporation Redemption Date, and the Corporation shall, at the time of such deposit, give the Paying Agent irrevocable instructions and authority to pay the applicable Redemption Consideration to the Holders to be redeemed as set forth in the Corporation Redemption Notice. If the Corporation Redemption Notice shall have been given, then from and after the Corporation Redemption Date, unless the Corporation defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Company Redemption Notice to all Holders who submit their shares of Redeemable Preferred Stock for redemption, (i) all dividends on such shares of Redeemable Preferred Stock to be redeemed shall cease to accrue, (ii) shares of Redeemable Preferred Stock to be redeemed shall be deemed to no longer be outstanding and (iii) all rights with respect to such shares of Redeemable Preferred Stock to be redeemed, including the rights, if any, to receive notices, will terminate, except only the rights of Holders thereof to receive the Redemption Consideration.

(e) Notwithstanding any Corporation Redemption Notice, there shall be no redemption of any shares of Redeemable Preferred Stock called for redemption until funds sufficient to pay the full amount of the applicable Redemption Consideration with respect to each such share shall have been deposited by the Corporation with the Paying Agent. The Corporation shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited (to the extent that such interest income is not required to pay the Redemption Consideration for the shares of Redeemable Preferred Stock to be redeemed), and the Holders of any shares of Redeemable Preferred Stock so redeemed shall have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by the Corporation for any reason, including redemption of shares of Redeemable Preferred Stock, that remain unclaimed or unpaid more than two years after the applicable Corporation Redemption Date or other payment date, shall be, to the extent permitted by applicable Law, repaid to the Corporation upon its written request, after which repayment the Holders entitled to such redemption or other payment shall have recourse only to the Corporation.

SECTION 7. Holder Optional Redemption

(a) At any time after the seventh anniversary of the Issue Date, each Holder shall have the right, subject to applicable Law, to cause the Corporation to redeem, out of funds legally available for such purposes, all but not less than all of such Holder’s then-outstanding shares of Redeemable Preferred Stock for cash (the “Holder Redemption Right”), for a price per share of Redeemable Preferred Stock equal to the Redemption Consideration with respect thereto, which amount shall be payable in accordance with the provisions of Section 7(c) below.

(b) A Holder may only exercise the Holder Redemption Right by delivering a fully executed notice of redemption (the “Holder Redemption Notice”) to the Corporate Secretary of the Corporation at its principal office by certified mail, postage prepaid at least 30 days before the date fixed for redemption in the Holder Redemption Notice (such date, the “Holder Redemption Date”). Such Holder Redemption Notice must set forth the Holder Redemption Date as of which such Holder desires to exercise the Holder Redemption Right.

(c) If required to redeem the Redeemable Preferred Stock pursuant to the provisions of this Section 7, the Corporation shall deposit with the Paying Agent the Redemption Consideration in cash sufficient to redeem the shares of Redeemable Preferred Stock as to which such Holder Redemption Notice shall have been given, no later than the opening of business on the Holder Redemption Date, and the Corporation shall, at the time of such deposit, give the Paying Agent irrevocable instructions and authority to deliver the applicable Redemption Consideration to each such Holder. If, after the Corporation receives a Holder Redemption Notice, the Corporation deposits with the Paying Agent funds sufficient to redeem the shares of Redeemable Preferred Stock as to which such Holder Redemption Notice shall have been given, then from and after the Holder Redemption Date, (i) all dividends on such Redeemable Preferred Stock shall cease to accrue, (ii) such shares of Redeemable Preferred Stock shall be deemed to no longer be outstanding and (iii) all rights with respect to such shares of Redeemable Preferred Stock to be redeemed, including the rights, if any, to receive notices, will cease and terminate, except only the rights of such Holder thereof to receive the Redemption Consideration. Notwithstanding any Holder Redemption Notice, there shall be no redemption of any shares of Redeemable Preferred Stock called for redemption in such notice until funds sufficient to pay the full Redemption Consideration of such shares shall have been deposited by the Corporation with the Paying Agent. The Corporation shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited (to the extent that such interest income is not required to pay the Redemption Consideration), and such Holder shall have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by the Corporation for any reason, including redemption of shares of Redeemable Preferred Stock, that remain unclaimed or unpaid more than two years after the applicable Holder Redemption Date or other payment date, shall be, to the extent permitted by applicable Law, repaid to the Corporation upon its written request, after which repayment the Holder(s) entitled to such redemption or other payment shall have recourse only to the Corporation.

SECTION 8. Change of Control.

(a) Notwithstanding anything to the contrary contained in this Section 8, (i) if the Corporation and the Holders of a majority of the then-outstanding shares of Redeemable Preferred Stock agree, in their respective sole discretion, in writing (which may include a vote or other consent of the Holders representing a majority of the then-outstanding Redeemable Preferred Stock that is a condition to the Change of Control), prior to the consummation of a Change of Control to a treatment of the Redeemable Preferred Stock in connection with such Change of Control other than as a result required or permitted pursuant to the provisions of this Section 8, the terms of such agreement shall govern the treatment of all shares of Redeemable Preferred Stock with respect to such Change of Control, (ii) the redemptions required by the provisions of this Section 8 shall be made only out of funds legally available for such purposes and (iii) nothing herein shall be deemed to limit the ability of the Corporation at any time to redeem the Redeemable Preferred Stock in accordance with the provisions of Section 6 in lieu of compliance with the provisions of this Section 8.

(b) In the event of an actual or anticipated Change of Control at any time when shares of Redeemable Preferred Stock are outstanding and the Holders of a majority of the then-outstanding shares of Redeemable Preferred Stock shall not have otherwise agreed in writing to the treatment of the Redeemable Preferred Stock in connection with such Change of Control pursuant to the provisions of Section 8(a), the Corporation shall give notice of the Change of Control (the “Change of Control Notice”) to the Holders no later than 20 Business Days prior to the date on which the Corporation anticipates that a Change of Control will be consummated (or, if later, promptly after the Corporation discovers that a Change of Control may or has occurred). Such Change of Control Notice shall include a summary of the material terms of the Change of Control transaction, including the transaction consideration.

(c) Within 10 Business Days after the Holders’ receipt of a Change of Control Notice (or such later date established by the Corporation in the Change of Control Notice, if applicable), each Holder may, with respect to all but not less than all of its shares of Redeemable Preferred Stock, elect, by written notice to the Corporation, one of the following (such election, a “Holder Change of Control Election”):

(i) to cause the Corporation to redeem all, but not less than all, of such Holder’s shares of Redeemable Preferred Stock for consideration (which amounts may be provided on behalf of the Corporation by an acquirer in connection with such Change of Control) or otherwise provide for such Holder to receive consideration in such Change of Control in exchange for such Holder’s shares of Redeemable Preferred Stock (including receipt of such amounts as merger consideration) in each case in an amount per share of Redeemable Preferred Stock equal to the Redemption Consideration, which shall be payable as follows: (A) if the Company has, at the time of the Change of Control, any bonds that are outstanding under the Indenture, (1) 101% of the Share Purchase Price of each share of Redeemable Preferred Stock to be paid in cash (or such lower amount in cash as may be required under the Indenture as in effect on the Issue Date without any amendments, modification or supplements thereto in order for the Redeemable Preferred Stock not to be regarded thereunder as “Disqualified Equity Interests”) (such amount in cash, the “Permitted Cash Amount”) and (2) the issuance by the Company to such Holder of a number of shares of Common Stock with a value (valuing such shares at 96% of the volume-weighted average trading price of the Common Stock on the New York Stock Exchange during the ten-day trading period ending on the last trading day preceding the day of announcement of such Change of Control) equal to the Liquidation Preference on each such share of Redeemable Preferred Stock plus all Accrued Dividends thereon minus the Permitted Cash Amount and (B) if the Company does not have, at the time of the Change of Control, any bonds that are outstanding under the Indenture, the Liquidation Preference for each such share of Redeemable Preferred Stock plus all Accrued Dividends thereon in cash; provided, however, that any such redemption shall be subject to the applicable Change of Control features of the Company’s indebtedness documents; provided, further, that this election shall not be available if it would result in the Redeemable Preferred Stock being deemed “disqualified stock” under the Current Credit Agreement; provided, further, notwithstanding anything to the contrary contained in this Section 8, the number of shares of Common Stock that may be issued in connection with this Section 8, when added to the number of shares of Common Stock issued or issuable pursuant to the Warrant Agreement contemplated by the Purchase Agreement, shall not exceed the maximum number of shares of Common Stock which the Company may issue without stockholder approval under the stockholder approval rules of the New York Stock Exchange or any other national securities exchange on which the shares of Common Stock are then listed, including New York Stock Exchange Listing Rule 312.03, unless and until the requisite stockholder approval has been obtained, which restriction shall continue notwithstanding any failure of the Common Stock to continue to be listed on the New York Stock Exchange or any other national securities exchange on which the shares of Common Stock are then listed (provided, that if a Cash Election is made and any such stockholder approval is required, the Company will take all actions reasonably necessary to obtain such stockholder approval as soon as practicable, including using commercially reasonable efforts to (x) solicit votes or proxies in favor of such issuance, (y) file with the SEC proxy materials (including a Preliminary Proxy Statement and Definitive Proxy Statement) meeting the requirements of Section 14A of the Exchange Act and that are reasonably acceptable to the Holders of a majority of the Redeemable Preferred Stock in respect of which a Cash Election has been made pursuant to this Section 8(c)(i) and (z) subject to applicable Law and fiduciary or other duties, recommend to the stockholders that they approve such issuance) (the “Cash Election”);

(ii) to receive a Substantially Equivalent Security, in the event the Corporation will not be the surviving entity of such Change of Control transaction (a “Substantially Equivalent Security Election”); or

(iii) to continue to hold the Redeemable Preferred Stock, in the event the Corporation will be the surviving entity of such Change of Control transaction (a “Corporation Securities Election”).

If a Substantially Equivalent Security Election is available, the Corporation will, concurrently with providing the Change of Control Notice, provide the Holders with substantially final documents governing the Substantially Equivalent Security to be issued in connection with such Substantially Equivalent Security Election.

Notwithstanding the foregoing, if any Holder fails to deliver to the Corporation a written Holder Change of Control Election within 10 Business Days following receipt of a Change of Control Notice, such Holder shall be deemed to have elected the Cash Election; unless such Cash Election is not available pursuant to the terms of 8(c)(i), in which case such Holder shall be deemed to have elected the Substantially Equivalent Securities Election in the event the Corporation will not be the surviving entity of such Change of Control transaction or the Corporation Securities Election in the event the Corporation will be the surviving entity of such Change of Control transaction, as applicable.

(d) If any Holder has made a Substantially Equivalent Security Election in accordance with the provisions of Section 8(c)(ii), any conversion or exchange of any such Holder’s Redeemable Preferred Stock into the Substantially Equivalent Security shall occur upon consummation of the Change of Control. If the Corporation is required to redeem the Redeemable Preferred Stock of any Holder for cash in accordance with the provisions of Section 8(c)(i), such redemption shall occur on the later of (i) the date of the consummation of such Change of Control, (ii) as soon as reasonably practicable following receipt of the applicable timely Holder Change of Control

Election, or (iii) such other date as the Corporation and the Holders of a majority of the then-outstanding shares of Redeemable Preferred Stock that have made a valid Cash Election may agree or consent (the “Change of Control Redemption Date”); provided that, if such redemption would cause the Redeemable Preferred Stock to be characterized as “disqualified stock,” “disqualified equity interests,” “disqualified capital stock” or any similar concept pursuant to the terms of the Corporation Indebtedness Documents, the Change of Control Redemption Date will, in each case, solely to the extent required to prevent such characterization, be tolled until the applicable loans and other debt obligations under any such Corporation Indebtedness Documents are, to the extent required, repaid (and, if applicable, any commitments are terminated and any obligations to offer to redeem, repay or repurchase such loans or other debt obligations as a result of the Change of Control have expired) prior to such redemption of the Redeemable Preferred Stock, and the Corporation will comply with any “change of control offer” or similar requirements under the terms of any such Corporation Indebtedness Documents, if applicable. For the avoidance of doubt, the proviso to the immediately preceding sentence shall not be deemed to constitute a waiver by any Holder of its right to receive from the Corporation and/or its successor the cash payment required in connection with a Cash Election related to such Change of Control and redemption, if applicable.

(e) If the Corporation is required to redeem the Redeemable Preferred Stock of any Holder in accordance with the provisions of Section 8(c)(i), the Corporation shall deposit with the Paying Agent funds sufficient to redeem such shares of Redeemable Preferred Stock as to which such Change of Control Notice shall have been given, no later than the opening of business on the Change of Control Redemption Date, and the Corporation shall, at the time of such deposit, give the Paying Agent irrevocable instructions and authority to pay the applicable Redemption Consideration for each such share of Redeemable Preferred Stock to be redeemed as set forth in the Change of Control Notice to the Holder thereof. If a Change of Control Notice shall have been given, then from and after the Change of Control Redemption Date, unless the Corporation defaults in providing cash sufficient for such redemption at the time and place specified for payment pursuant to the Change of Control Notice, (i) all dividends on such shares of Redeemable Preferred Stock to be redeemed shall cease to accrue, (ii) shares of Redeemable Preferred Stock to be redeemed shall be deemed to no longer be outstanding and (iii) all rights with respect to the shares of Redeemable Preferred Stock to be redeemed, including the rights, if any, to receive notices, will terminate, except only the rights of Holders thereof to receive the Redemption Consideration for each such share of Redeemable Preferred Stock. The Corporation shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the Redemption Consideration for each of the shares of Redeemable Preferred Stock to be redeemed), and the Holders of any shares of Redeemable Preferred Stock so redeemed shall have no claim to any such interest income. Notwithstanding any Change of Control Notice, there shall be no redemption of any shares of Redeemable Preferred Stock called for redemption until funds sufficient to pay the full Redemption Consideration for each such share subject to a Cash Election shall have been deposited by the Corporation with the Paying Agent. Any funds deposited with the Paying Agent hereunder by the Corporation for any reason, including redemption of shares of Redeemable Preferred Stock, that remain unclaimed or unpaid more than two years after the Change of Control Redemption Date, shall be, to the extent permitted by applicable Law, repaid to the Corporation upon its written request, after which repayment the Holders entitled to such redemption shall have recourse only to the Corporation.

SECTION 9. Uncertificated Shares

(a) Form. Notwithstanding anything to the contrary herein, the shares of Redeemable Preferred Stock shall be in uncertificated, book-entry form as permitted by the Corporation Law of Panama. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall, or shall cause the Transfer Agent to, send to the registered owner thereof an Ownership Notice.

(b) Transfer. Transfers of Redeemable Preferred Stock held in uncertificated, book-entry form shall be made only upon the transfer books of the Corporation kept at an office of the Transfer Agent upon receipt of proper transfer instructions from the registered owner of such uncertificated shares, or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the stock. The Corporation may refuse any requested transfer until furnished evidence satisfactory to it that such transfer is proper.

(c) Legends. Each Ownership Notice issued with respect to a share of Redeemable Preferred Stock shall, in addition to any legend required under the Purchase Agreement or any other agreement, bear a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS OWNERSHIP NOTICE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE PREFERRED SHARES HAVE NOT BEEN, AND WILL NOT BE, REGISTERED WITH THE SUPERINTENDENCY OF CAPITAL MARKETS OF PANAMA. ACCORDINGLY, (I) THE PREFERRED SHARES CANNOT BE PUBLICLY OFFERED OR SOLD IN PANAMA, EXCEPT IN TRANSACTIONS EXEMPT FROM REGISTRATION UNDER THE PANAMANIAN SECURITIES LAWS, (II) THE SUPERINTENDENCY OF THE CAPITAL MARKETS HAS NOT REVIEWED THE INFORMATION CONTAINED HEREIN, (III) THE PREFERRED SHARES AND ITS OFFER ARE NOT SUBJECT TO THE SUPERVISION OF THE PANAMANIAN SUPERINTENDENCY OF CAPITAL MARKETS, AND (IV) THE PREFERRED SHARES DO NOT BENEFIT FROM THE TAX INCENTIVES PROVIDED BY THE PANAMANIAN SECURITIES LAWS AND REGULATIONS.”

In addition, each Ownership Notice issued with respect to a share of Redeemable Preferred Stock shall bear a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS OWNERSHIP NOTICE ARE SUBJECT TO THE CERTIFICATE OF DESIGNATION, WHICH ESTABLISHES THE POWERS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER RIGHTS OF THE 12% REDEEMABLE PREFERRED STOCK OF THE CORPORATION.”

(d) Certain Obligations with Respect to Transfers and Exchanges of Redeemable Preferred Stock.

(i) All shares of Redeemable Preferred Stock issued upon any registration of transfer or exchange of such shares of Redeemable Preferred Stock shall be the valid obligations of the Corporation, entitled to the same benefits under this Certificate of Designation as the shares of Redeemable Preferred Stock surrendered upon such registration of transfer or exchange.

(ii) Prior to due presentment for registration of transfer of any shares of Redeemable Preferred Stock, the Transfer Agent and the Corporation may deem and treat the Person in whose name such shares of Redeemable Preferred Stock are registered as the absolute owner of such Redeemable Preferred Stock and neither the Transfer Agent nor the Corporation shall be affected by notice to the contrary.

(iii) No service charge shall be made to a Holder for any registration of transfer or exchange of any Redeemable Preferred Stock on the transfer books of the Corporation or the Transfer Agent. However, the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Redeemable Preferred Stock in a name other than the name in which the shares of Redeemable Preferred Stock were registered, and the Corporation may withhold any issuance or delivery of Redeemable Preferred Stock unless and until the Person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not required to be paid.

(e) No Obligation of the Transfer Agent. The Transfer Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Certificate of Designation or under applicable Law with respect to any transfer of any interest in any Redeemable Preferred Stock other than to require documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Certificate of Designation, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

SECTION 10. Other Provisions.

(a) The shares of Redeemable Preferred Stock shall not be subject to the operation of any retirement or sinking fund. Except as provided herein, the shares of Redeemable Preferred Stock shall not be convertible into, or exchangeable for, shares of stock of any other class or classes, or of any other series of the same class.

(b) All notice periods referred to herein shall commence: (i) when made, if made by hand delivery or electronic mail; (ii) one Business Day after being deposited with a nationally recognized next-day courier, postage prepaid; or (iii) three Business Days after being sent by first-class mail, postage prepaid. Notice to any Holder shall be given to the registered address set forth in the Corporation’s records for such Holder.

(c) With respect to any notice to a Holder required to be provided hereunder, neither failure to send such notice, nor any defect therein or in the sending thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any vote upon any such action (assuming due and proper notice to such other Holders). Any notice which was sent in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder actually receives the notice.

(d) The shares of Redeemable Preferred Stock shall be issuable only in whole shares.

(e) Any payments required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay. All payments required hereunder shall be made by wire transfer of immediately available funds in United States Dollars to the Holders in accordance with the payment instructions as such Holders may deliver by written notice to the Corporation from time to time.

(f) The shares of Redeemable Preferred Stock shall have no preemptive or subscription rights, except those that may be expressly provided by contract.

(g) Without limiting the rights or claims of the Holders hereunder, the Corporation’s ability to redeem shares of Redeemable Preferred Stock or pay dividends on the Redeemable Preferred Stock is subject to applicable Law limiting the Corporation’s ability to make such redemptions or pay such dividends if (i) after giving effect to the redemption or dividend, the Corporation would be insolvent, (ii) the net assets of the Corporation would be less than the amount of the proposed redemption or dividend and (iii) funds are otherwise not legally available therefor under the Corporation Law of Panama.

(h) For as long as any shares of Redeemable Preferred Stock are outstanding, the Corporation shall deliver, upon at least five Business Days prior written request, to the Holders that are subject to a customary confidentiality agreement in form and substance satisfactory to and for the benefit of the Corporation:

(i) within 60 days after the end of each quarterly fiscal period in each fiscal year of the Corporation (other than the last quarterly fiscal period of each such fiscal year), unaudited quarterly financial statements; and

(ii) within 120 days after the end of each fiscal year of the Corporation, audited annual financial statements.

Notwithstanding the foregoing, to the extent any of the above financial statements are filed or furnished by the Corporation with the SEC in any annual, quarterly or other report, such financial statements shall be deemed furnished by the Corporation to the Holders for purposes of this Section 10(h).

(i) In case any one or more of the provisions contained in this Certificate of Designation shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Furthermore, in lieu of any such invalid, illegal or unenforceable provision, there shall be added automatically as a part of this Certificate of Designation a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be legal, valid and enforceable, unless the requisite parties separately agree to a replacement provision that is valid, legal and enforceable.

(j) For the avoidance of doubt, all amounts expressed in dollars in this Certificate of Designation are references to United States dollars.

[Signature page follows.]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed and attested this 30th day of October, 2018.

MCDERMOTT INTERNATIONAL, INC.

By:	/s/ Stuart A. Spence
	Name:	Stuart A. Spence
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Certificate of Designation]

Exhibit A

OWNERSHIP NOTICE

THE SECURITIES REPRESENTED BY THIS OWNERSHIP NOTICE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS OWNERSHIP NOTICE ARE SUBJECT TO THE CERTIFICATE OF DESIGNATION (THE “CERTIFICATE OF DESIGNATION”), WHICH ESTABLISHES THE POWERS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER RIGHTS OF THE 12% REDEEMABLE PREFERRED STOCK, PAR VALUE OF ONE DOLLAR ($1.00 U.S. CY.) PER SHARE (“PREFERRED STOCK”) OF MCDERMOTT INTERNATIONAL, INC., A PANAMANIAN CORPORATION (THE “CORPORATION”).

SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF THE CORPORATION, INCLUDING THE CERTIFICATE OF DESIGNATION (AS FURTHER AMENDED AND RESTATED FROM TIME TO TIME, THE “CHARTER”), A COPY OF WHICH IS ON FILE WITH THE PUBLIC REGISTRY OFFICE OF PANAMA. THE CORPORATION IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK OR MORE THAN ONE SERIES OF ANY CLASS AND THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. ANY SUCH REQUEST SHOULD BE DIRECTED TO THE SECRETARY OF THE CORPORATION. THE SHARES EVIDENCED BY THIS NOTICE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF THE CHARTER. THE TERMS OF THE CHARTER ARE HEREBY INCORPORATED INTO THIS NOTICE BY REFERENCE.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

This notice confirms and acknowledges that you are the registered owner of the number and the class or series of shares of capital stock of the Corporation listed on Schedule A to this notice.

Dated: _____________

Computershare Trust Corporation, N.A., as Transfer Agent

By:
Name:
Title: